Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

March 14, 2025

AST SpaceMobile, Inc.,

Midland Intl. Air & Space Port,

2901 Enterprise Lane,

Midland, Texas, 79706

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) 54,338,696 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of AST SpaceMobile, Inc., a Delaware corporation (the “Company”), and (ii) 1,732,537 shares (the “Exchange Shares” and together with the Shares, the “Securities”) of Class A Common Stock which may be issued in exchange for units of ownership interest (“AST LLC Common Units”) in AST & Science LLC (“AST LLC”) of Class A Common Stock, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion:

(1) The Shares have been validly issued and are fully paid and nonassessable.

(2) When the issuance of the Exchange Shares has been duly authorized by all necessary corporate action required to be taken by the Company, upon the issuance and delivery therefor in connection with the exchange of AST LLC Common Units for shares of Class A Common Stock in accordance with the Fifth Amended and Restated Limited Liability Company Operating Agreement of AST LLC, such Exchange Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP